UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*


                            MCK Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    58124310
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]    Rule 13d-1(b)
         [ ]    Rule 13d-1(c)
         [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 39 Pages

-------------------                                          ------------------
CUSIP NO.  58124310                   13G                    PAGE 2 OF 39 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Ventures IV, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,294,161 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,294,161 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,294,161 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 2 OF 39 PAGES

-------------------                                          ------------------
CUSIP NO.  58124310                   13G                    PAGE 3 OF 39 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Partners IV, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,294,161 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,294,161 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,294,161 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 3 OF 39 PAGES

-------------------                                          ------------------
CUSIP NO.  58124310                   13G                    PAGE 4 OF 39 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stamps, Woodsum & Co. IV
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts general partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,294,161 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,294,161 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,294,161 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.5%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 4 OF 39 PAGES

-------------------                                          ------------------
CUSIP NO.  58124310                   13G                    PAGE 5 OF 39 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Subordinated Debt Fund, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,294,161 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,294,161 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,294,161 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 5 OF 39 PAGES

-------------------                                          ------------------
CUSIP NO.  58124310                   13G                    PAGE 6 OF 39 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Partners SD, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,294,161 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,294,161 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,294,161 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 6 OF 39 PAGES

-------------------                                          ------------------
CUSIP NO.  58124310                   13G                    PAGE 7 OF 39 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stamps, Woodsum & Co. III
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts general partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,294,161 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,294,161 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,294,161 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 7 OF 39 PAGES

-------------------                                          ------------------
CUSIP NO.  58124310                   13G                    PAGE 8 OF 39 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Investors II, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,294,161 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,294,161 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,294,161 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 8 OF 39 PAGES

-------------------                                          ------------------
CUSIP NO.  58124310                   13G                    PAGE 9 OF 39 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        E. Roe Stamps, IV
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,294,161 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,294,161 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,294,161 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 9 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 10 OF 39 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stephen G. Woodsum
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,294,161 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,294,161 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,294,161 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 10 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 11 OF 39 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Gregory M. Avis
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,294,161 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,294,161 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,294,161 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 11 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 12 OF 39 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Martin J. Mannion
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,294,161 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,294,161 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,294,161 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 12 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 13 OF 39 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Bruce R. Evans
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,294,161 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,294,161 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,294,161 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 13 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 14 OF 39 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas S. Roberts
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,294,161 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,294,161 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,294,161 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 14 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 15 OF 39 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Walter G. Kortschak
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
         NUMBER OF         -----------------------------------------------------
          SHARES           6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY               2,294,161 shares
           EACH            -----------------------------------------------------
         REPORTING         7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,294,161 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,294,161 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 15 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 16 OF 39 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Joseph F. Trustey
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
         NUMBER OF         -----------------------------------------------------
          SHARES           6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY               2,198,469 shares
           EACH            -----------------------------------------------------
         REPORTING         7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,198,469 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,198,469 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 16 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 17 OF 39 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Kevin P. Mohan
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,103,015 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,103,015 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,103,015 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 17 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 18 OF 39 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Peter Y. Chung
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,103,015 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,103,015 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,103,015 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 18 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 19 OF 39 PAGES
-------------------                                          -------------------

                                  Schedule 13G
                                  ------------

Item 1(a).        NAME OF ISSUER:  MCK Communications, Inc.

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 17 Kendrick Street, Needham, MA 02494.

Item 2(a). NAMES OF PERSONS FILING: Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., Stamps, Woodsum & Co. III, Summit Investors II, L.P., and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, Martin J. Mannion, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak, Joseph F. Trustey, Kevin P. Mohan and Peter Y. Chung.

                  Summit Partners IV, L.P. is the sole general partner of Summit Ventures IV, L.P. Stamps, Woodsum & Co. IV is the sole general partner of Summit Partners IV, L.P. Summit Partners SD, L.P. is the sole general partner of Summit Subordinated Debt Fund, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners SD, L.P. Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts and Kortschak are individual general partners of Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV and Summit Investors II, L.P. Messr. Trustey is an individual general partner of Stamps, Woodsum & Co. III, and Stamps, Woodsum & Co. IV. Messrs. Mohan and Chung are individual general partners of Stamps, Woodsum & Co. IV.

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  The address of the principal business office of Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV, L.P., Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., Stamps, Woodsum & Co. III, Summit Investors II, L.P., and Messrs. Stamps, Woodsum, Mannion, Evans, Roberts, Trustey, and Mohan, is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis, Kortschak and Chung is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). CITIZENSHIP: Each of Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., and Summit Investors II, L.P., is a limited partnership organized under the laws of the State of Delaware. Each of Stamps, Woodsum & Co. III and Stamps, Woodsum & Co. IV is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan and Chung is a United States citizen.

Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value per share.

Item 2(e).        CUSIP NUMBER:58124310

                               PAGE 19 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 20 OF 39 PAGES
-------------------                                          -------------------

Item 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
                  OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
                  NOT APPLICABLE.

Item 4.           OWNERSHIP.

                  (a)   Amount Beneficially Owned:

                        Each of Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV, L.P., Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., Stamps, Woodsum & Co. III, Summit Investors II, L.P., (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 2,294,161 shares of Common Stock as of December 31, 2000. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts and Kortschak may be deemed to own beneficially 2,294,161 shares of Common Stock as of December 31, 2000. Mr. Trustey may be deemed to own 2,198,469 shares of Common Stock as of December 31, 2000. Messrs. Mahon and Chung may be deemed to own 2,103,015 shares of Common Stock as of December 31, 2000.

                        As of December 31, 2000, Summit Ventures IV, L.P. was the record owner of 2,103,015 shares of Common Stock. As of December 31, 2000, Summit Subordinated Debt Fund, L.P. was the record owner of 95,454 shares of Common Stock. As of December 31, 2000, Summit Investors II, L.P. was the record owner of 95,692 shares of Common Stock. The shares held of record by Summit Ventures IV, L.P., Summit Subordinated Debt Fund, L.P., and Summit Investors II, L.P., are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 2,294,161 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV, and Summit Investors II, L.P., each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts and Kortschak may be deemed to own beneficially 2,294,161 shares of Common Stock. In his capacity as individual general partner of Stamps, Woodsum & Co. III and Stamps, Woodsum & Co. IV, Mr. Trustey may be deemed to own beneficially 2,198,469 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. IV, Messrs. Mohan and Chung may be deemed to own beneficially 2,103,015 shares of Common Stock.

                        Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of MCK Communications, Inc., except in the case of Summit Ventures IV, L.P., for the 2,103,015 shares which it holds of record, in the case of Summit Subordinated Debt Fund, L.P., for the 95,454



                               PAGE 20 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 21 OF 39 PAGES
-------------------                                          -------------------

                        shares which it holds of record and in the case of Summit Investors II, L.P., for the 95,692 shares which it holds of record.

                  (b)   Percent of Class:

                        Summit Ventures IV, L.P.:  11.5%
                        Summit Partners IV, L.P.:  11.5%
                        Stamps, Woodsum & Co. IV:  11.5%
                        Summit Subordinated Debt Fund, L.P.:  11.5%
                        Summit Partners SD, L.P.:  11.5%
                        Stamps, Woodsum & Co. III:  11.5%
                        Summit Investors II, L.P.:  11.5%
                        E. Roe Stamps, IV:  11.5%
                        Stephen G. Woodsum:  11.5%
                        Gregory M. Avis:  11.5%
                        Martin J. Mannion:  11.5%
                        Bruce R. Evans:  11.5%
                        Walter G. Kortschak:  11.5%
                        Thomas S. Roberts: 11.5%
                        Joseph F. Trustey:  11%
                        Kevin P. Mohan: 10.5%
                        Peter Y. Chang: 10.5%

                        The foregoing percentages are calculated based on the 19,965,932 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for MCK Communications, Inc. for the quarterly period ended October 31, 2000.

                  (c)   Number of shares as to which such person has:

                        (i)    sole power to vote or to direct the vote:

                               0 shares for each reporting person

                        (ii)   shared power to vote or to direct the vote:

                        Summit Ventures IV, L.P.:  2,294,161 shares
                        Summit Partners IV, L.P.: 2,294,161 shares
                        Stamps, Woodsum & Co. IV: 2,294,161 shares
                        Summit Subordinated Debt Fund, L.P.: 2,294,161 shares Summit Partners SD, L.P.: 2,294,161 shares
                        Stamps, Woodsum & Co. III: 2,294,161 shares
                        Summit Investors II, L.P.: 2,294,161 shares
                        E. Roe Stamps, IV: 2,294,161 shares
                        Stephen G. Woodsum: 2,294,161 shares
                        Gregory M. Avis: 2,294,161 shares


                               PAGE 21 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 22 OF 39 PAGES
-------------------                                          -------------------

                        Martin J. Mannion: 2,294,161 shares
                        Bruce R. Evans: 2,294,161 shares
                        Walter G. Kortschak: 2,294,161 shares
                        Thomas S. Roberts: 2,294,161 shares
                        Joseph F. Trustey:  2,198,469 shares
                        Kevin P. Mohan:  2,103,015 shares
                        Peter Y. Chang: 2,103,015 shares


                        (iii) sole power to dispose or direct the disposition of:

                               0 shares for each reporting person

                        (iv) shared power to dispose or direct the disposition of:

                        Summit Ventures IV, L.P.: 2,294,161 shares
                        Summit Partners IV, L.P.: 2,294,161 shares
                        Stamps, Woodsum & Co. IV: 2,294,161 shares
                        Summit Subordinated Debt Fund, L.P.: 2,294,161 shares Summit Partners SD, L.P.: 2,294,161 shares
                        Stamps, Woodsum & Co. III: 2,294,161 shares
                        Summit Investors II, L.P.: 2,294,161 shares
                        E. Roe Stamps, IV: 2,294,161 shares
                        Stephen G. Woodsum: 2,294,161 shares
                        Gregory M. Avis: 2,294,161 shares
                        Martin J. Mannion: 2,294,161 shares
                        Bruce R. Evans: 2,294,161 shares
                        Walter G. Kortschak: 2,294,161 shares
                        Thomas S. Roberts: 2,294,161 shares
                        Joseph F. Trustey:  2,198,469 shares
                        Kevin P. Mohan:  2,103,015 shares
                        Peter Y. Chang: 2,103,015 shares

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable.

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.



                               PAGE 22 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 23 OF 39 PAGES
-------------------                                          -------------------

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(1)(ii)(J).

Item 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.

Item 10.          CERTIFICATION.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d - 1(c).































                               PAGE 23 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 24 OF 39 PAGES
-------------------                                          -------------------

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 9, 2001.

SUMMIT VENTURES IV, L.P.                     SUMMIT INVESTORS II, L.P.

By:  Summit Partners IV, L.P.                By:            *
                                                 --------------------------
                                                 General Partner
By:  Stamps, Woodsum & Co. IV
                                             SUMMIT PARTNERS IV, L.P.
     By:          *
        -------------------------
        E. Roe Stamps, IV                    By:  Stamps, Woodsum & Co. IV
        General Partner
                                                  By:       *
                                                      ---------------------
                                                      E. Roe Stamps, IV
                                                      General Partner
SUMMIT SUBORDINATED DEBT FUND, L.P.
                                             SUMMIT PARTNERS SD, L.P.
By:  Summit Partners SD, L.P.
                                             By:  Stamps, Woodsum & Co. III
By:  Stamps, Woodsum & Co. III
                                                   By:      *
                                                      ---------------------
     By:          *                                   E. Roe Stamps, IV
        -------------------------                     General Partner
        E. Roe Stamps, IV
        General Partner

STAMPS, WOODSUM & CO. IV                     STAMPS, WOODSUM & CO. III

By:               *                          By:            *
     ----------------------------                --------------------------
     E. Roe Stamps, IV                           E. Roe Stamps, IV
     General Partner                             General Partner

                  *                                         *
---------------------------------            ------------------------------
E. Roe Stamps, IV                                   Martin J. Mannion

                  *                                         *
---------------------------------            ------------------------------
Stephen G. Woodsum                                  Joseph F. Trustey

                  *                                         *
---------------------------------            ------------------------------
Gregory M. Avis                                     Bruce R. Evans

                               PAGE 24 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 25 OF 39 PAGES
-------------------                                          -------------------



                                                            *
                                             ------------------------------
                                             Walter G. Kortschak


                                                            *
                                             ------------------------------
                                             Thomas S. Roberts


                                                            *
                                             ------------------------------
                                             Kevin P. Mohan


                                                            *
                                             ------------------------------
                                             Peter Y. Chung


                                             *By: /s/ Thomas F. Farb
                                                  -------------------------
                                                  Thomas F. Farb
                                                  Attorney-in-fact







--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.















                               PAGE 25 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 26 OF 39 PAGES
-------------------                                          -------------------

                                                                       Exhibit 1
                                                                       ---------

                                    AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of MCK Communications, Inc.

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      EXECUTED this 9th day of February, 2001.

SUMMIT VENTURES IV, L.P.                     SUMMIT INVESTORS II, L.P.

By:  Summit Partners IV, L.P.                By:            *
                                                 --------------------------
                                                 General Partner
By:  Stamps, Woodsum & Co. IV
                                             SUMMIT PARTNERS IV, L.P.
     By:          *
        -------------------------
        E. Roe Stamps, IV                    By: Stamps, Woodsum & Co. IV
        General Partner
                                                 By:        *
                                                     ----------------------
                                                     E. Roe Stamps, IV
                                                     General Partner
SUMMIT SUBORDINATED DEBT FUND, L.P.
                                             SUMMIT PARTNERS SD, L.P.
By:  Summit Partners SD, L.P.
                                             By:  Stamps, Woodsum & Co. III
By:  Stamps, Woodsum & Co. III
                                                   By:      *
                                                       --------------------
     By:          *                                    E. Roe Stamps, IV
        -------------------------                      General Partner
        E. Roe Stamps, IV
        General Partner

STAMPS, WOODSUM & CO. IV                     STAMPS, WOODSUM & CO. III

By:               *                          By:            *
     ----------------------------                --------------------------
     E. Roe Stamps, IV                           E. Roe Stamps, IV
     General Partner                             General Partner


                               PAGE 26 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 27 OF 39 PAGES
-------------------                                          -------------------



                  *                                         *
---------------------------------            ---------------------------------
E. Roe Stamps, IV                            Martin J. Mannion


                  *                                         *
---------------------------------            ---------------------------------
Stephen G. Woodsum                           Joseph F. Trustey


                  *                                         *
---------------------------------            ---------------------------------
Gregory M. Avis                              Bruce R. Evans


                                                            *
                                             ---------------------------------
                                             Walter G. Kortschak


                                                            *
                                             ---------------------------------
                                             Thomas S. Roberts


                                                            *
                                             ---------------------------------
                                             Kevin P. Mohan


                                                            *
                                             ---------------------------------
                                             Peter Y. Chung


                                             *By: /s/ Thomas F. Farb
                                                  ----------------------------
                                                  Thomas F. Farb
                                                  Attorney-in-fact



------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.

                               PAGE 27 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 28 OF 39 PAGES
-------------------                                          -------------------

                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen
G. Woodsum, Gregory M. Avis, Walter G. Kortschak and Thomas F. Farb his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., SP (1984), L.P. (f/k/a Summit Partners, L.P.), Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., Summit E-Tek Holdings, LLC, SW Management Corp., Summit Partners, L.P., Summit Master Company, LLC, Summit Subordinated Debt Fund II, L.P., Summit Partners SD II, LLC, Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Advisors Fund, L.P., Summit V Advisors Fund (QP), L.P. and Summit V Companion Fund, L.P., pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.











                               PAGE 28 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 29 OF 39 PAGES
-------------------                                          -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.

                                       /s/ E. Roe Stamps, IV
                                       ------------------------------
                                       E. Roe Stamps, IV


Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


         On this 7th day of February, 2000, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]
                                       /s/ Cynthia R. Freedman
                                       ------------------------------
                                       Notary Public



                                       My Commission expires:  October 20, 2000
                                                               ----------------

















                               PAGE 29 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 30 OF 39 PAGES
-------------------                                          -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                       /s/ Stephen G. Woodsum
                                       ------------------------------
                                       Stephen G. Woodsum



Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )



         On this 7th day of February, 2000, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]
                                       /s/ Cynthia R. Freedman
                                       ------------------------------
                                       Notary Public


                                       My Commission expires:  October 20, 2000
                                                               ----------------


















                               PAGE 30 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 31 OF 39 PAGES
-------------------                                          -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                       /s/ Martin J. Mannion
                                       ------------------------------
                                       Martin J. Mannion



Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


         On this 7th day of February, 2000, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                       /s/ Cynthia R. Freedman
                                       ------------------------------
                                       Notary Public



                                       My Commission expires:  October 20, 2000
                                                               ----------------












                               PAGE 31 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 32 OF 39 PAGES
-------------------                                          -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.


                                       /s/ Gregory M. Avis
                                       ------------------------------
                                       Gregory M. Avis


State of California                         )
                                            ) ss:
County of Santa Clara                       )



         On this 8th day of February, 2000, before me personally came Gregory M. Avis, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]

                                       /s/ Cynthia R. Freedman
                                       ------------------------------
                                       Notary Public


                                       My Commission expires:  October 20, 2000
                                                               ----------------










                               PAGE 32 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 33 OF 39 PAGES
-------------------                                          -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                       /s/ Thomas S. Roberts
                                       ------------------------------
                                       Thomas S. Roberts



Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )



         On this 7th day of February, 2000, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]

                                       /s/ Cynthia R. Freedman
                                       ------------------------------
                                       Notary Public


                                       My Commission expires: October 20, 2000
                                                              ----------------
















                               PAGE 33 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 34 OF 39 PAGES
-------------------                                          -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                       /s/ Bruce R. Evans
                                       ------------------------------
                                       Bruce R. Evans



Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )



         On this 7th day of February, 2000, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]
                                       /s/ Cynthia R. Freedman
                                       ------------------------------
                                       Notary Public


                                       My Commission expires: October 20, 2000
                                                              ----------------


















                               PAGE 34 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 35 OF 39 PAGES
-------------------                                          -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of 8th day of February, 2000.


                                       /s/ Walter G. Kortschak
                                       ------------------------------
                                       Walter G. Kortschak


State of California                         )
                                            ) ss:
County of Santa Clara                       )



         On this 8th day of February, 2000, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]
                                       /s/ Cynthia R. Freedman
                                       ------------------------------
                                       Notary Public


                                       My Commission expires: October 20, 2000
                                                              ----------------




















                               PAGE 35 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 36 OF 39 PAGES
-------------------                                          -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                       /s/ Joseph F. Trustey
                                       ------------------------------
                                       Joseph F. Trustey


Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


         On this 7th day of February, 2000, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]
                                       /s/ Cynthia R. Freedman
                                       ------------------------------
                                       Notary Public


                                       My Commission expires: October 20, 2000
                                                              ----------------


















                               PAGE 36 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 37 OF 39 PAGES
-------------------                                          -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                       /s/ Kevin P. Mohan
                                       ------------------------------
                                       Kevin P. Mohan


Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


         On this 7th day of February, 2000, before me personally came Kevin P. Mohan, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]

                                       /s/ Cynthia R. Freedman
                                       ------------------------------
                                       Notary Public


                                       My Commission expires: October 20, 2000
                                                              ----------------

















                               PAGE 37 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 38 OF 39 PAGES
-------------------                                          -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.

                                       /s/ Peter Y. Chung
                                       ------------------------------
                                       Peter Y. Chung


Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


         On this 8th day of February, 2000, before me personally came Peter Y. Chung, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                       /s/ Cynthia R. Freedman
                                       ------------------------------
                                       Notary Public


                                       My Commission expires: October 20, 2000
                                                              ----------------


















                               PAGE 38 OF 39 PAGES

-------------------                                          -------------------
CUSIP NO.  58124310                   13G                    PAGE 39 OF 39 PAGES
-------------------                                          -------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                       /s/ Thomas F. Farb
                                       ------------------------------
                                       Thomas F. Farb


Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


        On this 7th day of February, 2000, before me personally came Thomas F. Farb, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]

                                       /s/ Cynthia R. Freedman
                                       ------------------------------
                                       Notary Public


                                       My Commission expires: October 20, 2000
                                                              ----------------






















                               PAGE 39 OF 39 PAGES